COPY
                                   EXHIBIT 2.2
                         UNITED STATES BANKRUPTCY COURT
                         SOUTHERN DISTRICT OF FLORIDA R
                                MIAMI DIVISION @0




 ROSE AUTO STORES - FLORIDA, INC.,           Case No. 97-13411 BKC-RAM


          Debtor                                      Chapter 11



                          CERTIFICATE OF COMPLIANCE
                     WITH REVERSE ACQUISITION REQUIREMENTS


           TO THE HONORABLE BANKRUPTCY JUDGE OF SAID COURT:


         RAS Acquisition Corp., the reorganized debtor formerly known as Rose Auto Stores-Florida, Inc., files this its Certificate of Compliance with Reverse Acquisition Requirements and would respectfully show the Court as follows:

        1. The Joint Plan of Reorganization For Rose Auto Stores-Florida, Inc., (the"Plan") was confirmed by order of this Court entered on April 23, 1999.

        2. Pursuant to the Plan, RAS Acquisition Corp. was required to complete a reverse merger or acquisition by the Consummation of the Plan Date in order to secure the discharge under 11 U.S.C. ss 1141. The Consummation of the Plan Date is defined as twenty-one months from the Effective Date of the Plan. The Effective Date under the Plan is defined as the eleventh (11th) day after the entry of the Confirmation Order. There was no appeal of the confirmation. The Confirmation order was entered on April 233, 1999. The Plan became final and non-appealable on May 4, 1999. The Effective Date of the Plan therefore is
May 4, 1999 and the Consummation of the Plan Date is May 4, 2001.





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        3.   RAS Acquisition Corp. closed a reverse acquisition with WBNI,
Inc. on January 9, 2001. RAS Acquisition Corp. herein certifies to this Court that the closing that took place on this date and that the requirements of the Plan in that regard have been met.

         4. Pursuant to this Court's order, the filing of this certificate does not require a fee for the reopening of this case under 28 U.S.C. ss 1930(b) since, pursuant to 11 U.S.C. ss 350(b) and FRBP 5010, this filing involves the Debtor's discharge. (See attached Exhibit "A".)

                                        Respectfully submitted,



                                        HANCE SCARBOROUGH WRIGHT
                                        GINSBERG & BRUSILOW, LLP


                                        By /s/ E. P. Keiffer
                                           ---------------------
                                           E. P. Keiffer
                                           State Bar No. 11181700

                                           2900 Renaissance Tower
                                           1201 Elm Street
                                           Dallas, Texas 75270-2199
                                           (214) 742-2900 - telephone
                                           (214) 748-6815 - facsimile

                                           ATTORNEYS FOR RAS ACQUISITION CORP.














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